SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2004

Hungarian Telephone and Cable Corp.

(Exact name of Registrant as specified in its charter)

Delaware	1-11484	13-3652685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Third Avenue, Suite 3400 Seattle, WA	98101-3034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 654-0204

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) As a result of a promotion within TDC A/S (“TDC”) to a new position with new responsibilities, Thomas Gelting resigned as of December 9, 2004 from the Board of Directors of Hungarian Telephone and Cable Corp. (the “Company”). Mr. Gelting was one of two representatives of TDC on the Company’s Board of Directors. TDC currently owns 41% of the Company’s outstanding common stock.

(d) On December 9, 2004, the Board of Directors of the Company elected Jesper Helmuth Larsen of TDC to replace Mr. Gelting on its Board of Directors. The Board also appointed Mr. Larsen to replace Mr. Gelting on the Company’s Audit Committee. Mr. Larsen, the Chief Financial Officer of TDC’s nordic broadband and fixed-line business, is one of two representatives nominated by TDC for election to the Company’s Board of Directors. TDC has a right to nominate two representatives for election to the Company’s Board of Directors.

On December 9, 2004, the Board of Directors of the Company also elected Robert Barnes and Michael Fortier to its Board of Directors. The Board also appointed Mr. Fortier to fill a vacancy on the Company’s Compensation Committee. Messrs. Barnes and Fortier were nominated for election by Ashmore Investment Management (“Ashmore”). Ashmore currently owns 22% of the Company’s outstanding common stock and has a right to nominate two representatives for election to the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

By:	/s/ Peter T. Noone
Name:	Peter T. Noone
Title:	General Counsel

Date: December 14, 2004